UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2020

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2020, McEwen Mining Inc. (the “Company”) announced the appointment of G. Peter Mah, P.Eng., as its Chief Operating Officer, effective immediately. In that position, Mr. Mah will be responsible for the management of all of the Company’s operating mines and development projects.

Mr. Mah, age 53, is a professional engineer with global mining experience, including gold, diamonds and base metals. From February 2016 to March 2020, he ran his own consulting company as the President of Future Mining Consultants Ltd., focusing on gold and zinc projects in Canada, the U.S. and Mexico. From July 2019 to March 2020, he was also the President and a director of Argo Gold Inc., an Ontario, Canada corporation with securities traded on the Canadian Stock Exchange (“CSE”). Argo is an exploration-stage company with gold projects in central and northwestern Ontario. From December 2014 to November 2015, Mr. Mah was the President and Chief Operating Officer of Avanti Kitsault Mine Ltd., a subsidiary of Alloycorp Mining Inc., where he was responsible for the advancement of the Kitsault molybdenum project near Terrace, British Columbia. Immediately prior to that, from May 2011 to August 2014, he was the Executive Vice President and Chief Operating Office of Luna Gold Corporation, a Canadian corporation with properties in Brazil. He has also held senior management positions with Newmont Corporation, among others. He holds a Bachelor and Master of Applied Science Degree in mining and mineral processing and rock mechanics, respectively, from the University of British Columbia. Mr. Mah also serves as a director of Golden Lake Exploration Inc., a gold exploration company with securities traded on the CSE.

Effective April 6, 2020, the Company and Mr. Mah executed an employment letter (the “Employment Agreement”) describing the terms of his employment with the Company. Pursuant to the terms of the Employment Agreement, Mr. Mah will be paid a salary of CAD$390,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of the Company. So long as the coronavirus travel restrictions remain in place, Mr. Mah will be paid Cdn$195,000 on an annual basis. Mr. Mah is also entitled to earn a performance bonus in the discretion of the Compensation Committee of the Board of Directors of the Company.

The Employment Agreement provides certain severance benefits and change of control protections. If Mr. Mah is terminated by the Company or resigns following a change in control, the Company would be obligated to pay him an amount equal to twice his annual salary and bonus for the preceding year. If his employment is terminated by the Company without cause, Mr. Mah would be entitled to the greater of (i) three weeks of severance if he is terminated during the first year of employment and an additional three weeks severance for each additional year that he is employed by the Company, up to 12 weeks of severance, or (ii) the amount he would be entitled to receive under the Employment Standards Act, 2000,Ontario. In addition to his cash compensation, Mr. Mah was granted an option to purchase 300,000 shares of the Company’s common stock with an exercise price equal to $0.81 per share.

A copy of the Employment Agreement is attached to this report as Exhibit 10.1 and the summary of the Employment Agreement in this report is expressly qualified by reference to such Exhibit.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits. The following exhibit is filed with this report:

10.1	Employment Agreement between the Company and G. Peter Mah effective April 6, 2020

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: April 7, 2020	By:	/s/ Carmen Diges
Carmen Diges, General Counsel

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